Exhibit 99.2

Third Party Presented New Data at the ARVO 2013 Annual Meeting in Seattle, WA, Validating the use of A3 Adenosine Receptor Agonists for Lowering Intra Ocular Pressure and for the Treatment of Glaucoma

Petach Tikva, Israel, May 10, 2013 / OphthaliX, Inc. (OTC BB: OPLI), announced today that it has come to its knowledge that Professor M. Francesca Cordeiro, a Professor of Glaucoma & Retinal Neurodegeneration Studies from UCL and Imperial College in London, presented new data generated independently and unrelated to OphthaliX, validating the utilization of the A3 adenosine receptor (A3AR) agonists for lowering intra ocular pressure (IOP) and for the treatment of Glaucoma, during the ARVO 2013 Annual Meeting in Seattle, Washington, which took place from May 5th - 9th 2013. OphthaliX platform technology is based on targeting the A3AR and as such this independent and unrelated data provides an additional validation for the scientific and medical approach of OphthaliX.

Dr. Cordeiro and her group presented data showing that an A3 adenosine receptor agonist markedly reduced the intra ocular pressure (IOP) in 2 pre-clinical models of Glaucoma including partial optic nerve transection (pONT) and ocular hypertension model (OHT). It was also found that A3AR activation is neuroprotective against retinal ganglion cell apoptosis in these experimental models. Dr. Cordeiro concluded that targeting A3AR and delineation of its relationship with retinal ganglion cell apoptosis could have great potential in the management of retinal neurodegeneration, such as glaucoma.

It is well established that neuroprotection, the ability to forestall and reverse degeneration of brain and eye nerves, is a highly sought-after medical object of research which will enable physicians not only to stop degenerations in a disease like glaucoma, but actually to reverse them.

“The validation for the use of A3AR agonists for the treatment of Glaucoma, including the potential neuroprotective effect, by leading eye scientists at ARVO, a prestigious and respected eye research scientific conference is very exciting,” commented Dr. Michael Belkin, Professor of ophthalmology and the director of the Chief ophthalmic technologies laboratory at Tel Aviv University in the Sheba Medical Center. “OphthaliX technology is targeting the A3AR and this type of validation indicates OphthaliX potential to be the first neuroprotective compound to be clinically effective. “

About OphthaliX Inc.

OphthaliX Inc. is a clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders. OphthaliX's product candidate, CF101, is being developed to treat three ophthalmic indications: dry eye syndrome; glaucoma and uveitis.

About CF101

CF101, an A3 adenosine receptor agonist, is a novel, first in class, small molecule, orally bioavailable drug which demonstrated efficacy and an excellent safety profile in Phase 2 clinical studies. CF101 is currently developed for ophthalmic indications, including dry eye syndrome (Phase 3), glaucoma (Phase 2) and Uveitis. CF101 is also developed for the treatment of autoimmune inflammatory diseases including rheumatoid arthritis (Phase 2b) and psoriasis (Phase 2/3).

Contact:

KCSA Strategic Communications

Jeff Corbin / Phil Carlson

jcorbin@kcsa.com / pcarlson@kcsa.com

212-896-1233

This release contains forward-looking statements regarding OphthaliX’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts and the timeliness of development activities, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. OphthaliX undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.